Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

American Healthcare REIT, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)
Equity	Common Stock, $0.01 par value per share (3)	Other	1,000,000	$26.54	$26,540,000	$0.00015310	$4,063.27
Total Offering Amounts					$26,540,000		$4,063.27
Total Fees Previously Paid							$0
Total Fee Offsets							$0
Net Fee Due							$4,063.27

(1)	Amount registered represents shares of the Registrant's Common Stock which shall become available for issuance under the American Healthcare REIT, Inc. 2024 Employee Stock Purchase Plan (the “ESPP”).
(2)
Amount of Registration Fee estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act'”), solely for the purpose of calculating the registration fee on the basis of $26.54 per share, the average of the high and low prices of the Registrant's Common Stock on November 14, 2024 as reported on the New York Stock Exchange.

(3)
Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that become issuable under the ESPP by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant's Common Stock, as applicable.